EXHIBIT 5.1

[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

May 2, 2003

CKE Restaurants, Inc.
3916 State Street, Suite 300
Santa Barbara, California 93105

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by CKE Restaurants, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of the Company’s common stock, $.01 par value (“Common Stock”), purchasable under the Company’s 1994 Employee Stock Purchase Plan, as amended (the “ESPP Plan”). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above. Based on the foregoing, it is our opinion that the 2,000,000 shares of Common Stock, when issued under the ESPP Plan, and against full payment therefor in accordance with the terms and conditions of the ESPP Plan, will be legally and validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ STRADLING YOCCA CARLSON & RAUTH